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                                                           Exhibit 1

                    Consent of Independent Accountants


We consent to the incorporation by reference in the registration statement of the UNUM Employees Retirement Savings Plan and Trust on Form S-8 (File
No. 33-31270) of our report, dated June 23, 1995, on our audit of the statements of net assets available for plan benefits as of December 31, 1994 and 1993, and the related statements of changes in net assets available for plan benefits for the years then ended of the UNUM Employees Retirement Savings Plan and Trust, which report is included in this Annual Report on Form 11-K.

/s/ Coopers & Lybrand L.L.P.
Portland, Maine
June 27, 1995

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